PDT, INC.
                      AMENDED AND RESTATED OPTION AGREEMENT

     This Option Agreement (the "Option") is made and entered into at Santa Barbara, California, on the date hereinafter set forth by and between PDT, INC., a Delaware Corporation, hereinafter called the "Company", and (HOLDER), hereinafter called the "Optionee".

WHEREAS:

     A. The Optionee is acting as a Consultant to the Company under a Consulting and Option Agreement of even date hereof; and

     B. The Company wishes to grant the Optionee an option to purchase stock in the Company as recognition of the Optionee's valuable services as a Consultant, and the Optionee will, in consideration of receipt of said option, agree to bind herself to the terms, conditions and provisions set forth herein.

NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

     1. GRANT OF OPTION. Subject to the conditions set forth herein, the Company hereby grants to the Optionee the right, privilege and option to purchase NUMBER (#) shares of the Company's Common Stock at a price per share (the "Option Price") of SIX DOLLARS ($6.00) in the manner hereinafter provided, effective as of (the "Grant Date") to be vested as follows: 25% per year for each full year of Consulting Services from the Grant Date.

     2. METHOD OF EXERCISE. Stock purchased under this Option shall, at the time of purchase, be paid for in full. To the extent that the right to purchase shares has accrued hereunder, this Option may be exercised, from time to time, by written notice to the Company stating the number of shares with respect to which this Option is being exercised and the time of delivery thereof, which shall be at least fifteen (15) days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. At the time specified in such notice, the Company shall, without transfer or issue tax to the Optionee, deliver to him by certified mail, a certificate or certificates for such shares, against the payment of the Option Price, in full, for the number of shares to be delivered, by certified or bank cashier's check, or the equivalent thereof acceptable to the Company. Provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it, with reasonable diligence, to comply with any requirements of any state or federal agency or any securities exchange. If the Optionee fails to accept delivery of and pay for all or any part of the number of shares specified in the notice given by the Optionee, upon tender and delivery of said shares, the Optionee's right to exercise this Option with respect to such undelivered shares shall be terminated. The Option may only be exercised in increments of ONE HUNDRED (100) shares, or more.

     3. TERMINATION OF OPTION. Except as herein otherwise stated, this Option, to the extent not theretofore exercised, shall expire at 5:00 p.m., Los Angeles, California time on February 14, 2000. Notwithstanding the foregoing, if Optionee ceases to be a Consultant for any reason other than death or permanent disability, this Option shall expire thirty (30) days after the first day Optionee is no longer a Consultant, but in no event later than the expiration date specified under this Paragraph 3. If Optionee dies while a Consultant, this Option may be exercised by the personal representative of the estate of Optionee (or, if Optionee's estate has been closed, by his or her successors by bequest or inheritance) for a period of six (6) months after Optionee ceases to be a Consultant, but in no event later than the expiration date specified under this Paragraph 3. If Optionee ceases to be a Consultant because of a permanent disability, Optionee may exercise this Option for a period of six (6) months after the date Optionee ceases to be a Consultant, but in no event later than the expiration date specified under this Paragraph 3. If this Option remains exercisable pursuant to this Paragraph 3 after termination of Optionee's consulting services, the Option may be exercised only to the extent Optionee could have exercised the Option pursuant to Paragraph 1, above, on the date Optionee ceased to be a Consultant.

     4. REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE. The Optionee hereby warrants and represents to the Company, as of the date hereof and as of the date or dates on which any Option Shares are purchased hereunder, as follows:

     (a.) Optionee is an Accredited Investor as defined in the Securities and Exchange Commission's Regulation Section 230.501, a copy of which is attached hereto as Exhibit B.

     (b.) Optionee is, by reason of Optionee's business or financial experience, capable of evaluating the merits and risks of this investment and of protecting the Optionee's own interests in connection with the Option.

     (c.) In deciding whether to acquire the Option Shares, the Optionee has relied, and will rely, exclusively upon consultations with his legal, financial and tax advisors with respect to the nature of the Option.

     (d.) Optionee  understands  that neither the Department of  Corporations of the State of California, nor the Securities and Exchange Commission, nor any other governmental agency having jurisdiction over the sale and issuance of the Option Shares will make any finding or determination relating to the appropriateness for investment of the Option Shares and that none of them has or will recommend or endorse the Option Shares.

     (e.) The Optionee represents that the Option Shares will be purchased for Optionee's own account for investment and will not be purchased with a view to the sale or distribution thereof, and that the Optionee has no intention of distributing or reselling any portion of the Option or the Option Shares which Optionee is receiving or may purchase. Optionee acknowledges that the Option and the Option Shares have not been, and will not be, registered under the Act, and must be held indefinitely unless subsequently registered under the Act or an exemption for such registration is available. The Optionee also acknowledges that Optionee is fully aware of the restrictions on disposing of the Option Shares resulting from the provisions of the Act and the General Rules and Regulations of the Securities and Exchange Commission thereunder. Optionee further understands that the Option Shares have not been, and will not be, qualified under the California Law on the ground that the sale thereof is exempt under the applicable provisions of the California Law.

     (f.) Optionee understands that the ability to transfer the Option Shares is also restricted under the terms of the Company's Certificate of Incorporation, and that the Company and the other shareholders of the Company have certain rights of first refusal with respect to the Option Shares.

     (g.) Optionee recognizes that there is not a public market for the shares of the Company and that there is no assurance that there will be such a market for these securities. Optionee understands that the shares may have to be held indefinitely due to the lack of such a market.

     (h.) Optionee, if requested by the Company's underwriters, will execute a "lock-up" agreement.

     (i.) Optionee recognizes that "stop transfers instructions will be issued against any stock certificates under this Option and that the following legends will be placed on the stock certificates issued for the securities:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL TRANSFER AND OTHER RESTRICTIONS AND A RIGHT OF FIRST REFUSAL CONTAINED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION. ANY ATTEMPTED TRANSFER WHICH WOULD VIOLATE THESE RESTRICTIONS IS VOID. COPIES OF THE CERTIFICATE OF rNCORPORATION ARE ON FILE WITH THE SECRETARY OF THE CORPORATION.

         5. RECLASSIFICATION, CONSOLIDATION OR MERGER If, and to the extent that the number of issued shares of Common Stock of the Company shall be increased or reduced by a change in par value, split-up, reclassification, distribution of a dividend payable in stock, or the like (but excluding dividends payable in cash), the number of Option Shares subject to this Option, and the Option Price therefor, shall be proportionately adjusted. If the Company is reorganized or consolidated, or merged with any other corporation, the Optionee shall be entitled to receive options covering shares of such reorganized, consolidated or merged Company in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to this Option immediately after the reorganization, consolidation or merger over the aggregate Option Price of such shares, shall not be more than the excess of the aggregate fair market value of all shares subject to this Option immediately before such reorganization, consolidation or merger over the aggregate Option Price of such shares, and the new option or the assumption of the old option shall not give the Optionee additional benefits which he did not have under the old option.

     6. RIGHTS PRIOR TO EXERCISE OF OPTION. This Option is nontransferable by the Optionee, and is exercisable only by the Optionee, and the Optionee shall have no rights as a shareholder of shares subject to this Option until payment of the Option Price and the delivery of such shares as herein provided. Provided, however, that this Option may be exercisable by the Optionee's executor or personal representative within six (6) months after Optionee's death as defined in Paragraph 3 above.

     7. RESTRICTIONS ON ISSUANCE OF SHARES. The Company shall not be obligated to sell and issue any shares pursuant to this Option, unless permission to issue said shares has first been obtained from the Commissioner of Corporations of the State of California, and further, unless the shares with respect to which this Option is exercised are, a the time, effectively registered, or exempt from registration, under the Securities Act of 1933, as amended.

     8. BINDING EFFECT. This Option shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

SIGNATURES ON NEXT PAGE

IN WITNESS WIIEREOF, the parties have caused this Option Agreement to be executed on this _______day of (MONTH), (YEAR).

"Company"
PDT, INC.


By:    /s/ Gary S. Kledzik
--------------------------
          Gary S. Kledzik
          CEO and Chairman

"Optionee"

 (NAME)
Address:

(ADDRESS)